EXHIBIT 10.1
                                                         EXECUTED COPY

          SHARE PURCHASE AGREEMENT

          among

          HANDY & HARMAN

          and

          ALL OF THE SHAREHOLDERS

          of

          SUMCO INC.

          September 9, 1994


                              TABLE OF CONTENTS

                                                               PAGE

          ARTICLE I    DEFINITIONS  . . . . . . . . . . . . . .

          1.1          DEFINITIONS  . . . . . . . . . . . . . .

          ARTICLE II   PURCHASE AND SALE OF THE
                       SHARES;
                       THE CLOSING  . . . . . . . . . . . . . .

          2.1          PURCHASE AND SALE  . . . . . . . . . . .
          2.2          CONSIDERATION  . . . . . . . . . . . . .
          2.3          ADDITIONAL CONTINGENT PAYMENT  . . . . .
          2.4          APPOINTMENT OF THE MANAGEMENT
                       REPRESENTATIVE . . . . . . . . . . . . .
          2.5          THE CLOSING  . . . . . . . . . . . . . .
          2.6          DELIVERIES BY THE SELLERS  . . . . . . .
          2.7          DELIVERIES BY THE BUYER  . . . . . . . .
          2.8          RELATED MATTERS  . . . . . . . . . . . .
          2.9          ACTIONS TAKEN IMMEDIATELY PRIOR
                       TO THE CLOSING . . . . . . . . . . . . .

          ARTICLE III  REPRESENTATIONS AND WARRANTIES
                       OF EACH SELLER . . . . . . . . . . . . .

          3.1          ORGANIZATION AND STANDING OF PNCC  . . .
          3.2          AUTHORIZATION; BINDING
                       OBLIGATION . . . . . . . . . . . . . . .
          3.3          TITLE TO THE SHARES  . . . . . . . . . .
          3.4          CONSENTS AND APPROVALS; NO
                       VIOLATION  . . . . . . . . . . . . . . .
          3.5          BROKERS  . . . . . . . . . . . . . . . .

          ARTICLE IV   REPRESENTATIONS AND WARRANTIES
                       OF THE SELLERS . . . . . . . . . . . . .

          4.1          ORGANIZATION AND STANDING OF
                       SUMCO  . . . . . . . . . . . . . . . . .
          4.2          ORGANIZATIONAL DOCUMENTS AND
                       CORPORATE RECORDS  . . . . . . . . . . .
          4.3          EQUITY INVESTMENTS . . . . . . . . . . .
          4.4          AUTHORIZATION  . . . . . . . . . . . . .
          4.5          SUMCO CAPITALIZATION . . . . . . . . . .
          4.6          CONSENTS AND APPROVALS; NO
                       VIOLATION  . . . . . . . . . . . . . . .
          4.7          FINANCIAL STATEMENTS . . . . . . . . . .
          4.8          ABSENCE OF UNDISCLOSED
                       LIABILITIES  . . . . . . . . . . . . . .
          4.9          ACCOUNTS RECEIVABLE  . . . . . . . . . .
          4.10         INVENTORY  . . . . . . . . . . . . . . .
          4.11         ABSENCE OF CERTAIN CHANGES OR
                       EVENTS . . . . . . . . . . . . . . . . .
          4.12         PROPERTIES AND ASSETS  . . . . . . . . .
          4.13         CERTAIN CONTRACTS  . . . . . . . . . . .
          4.14         COMPLIANCE WITH LAWS AND
                       PERMITS  . . . . . . . . . . . . . . . .
          4.15         LITIGATION AND ARBITRATION . . . . . . .
          4.16         EMPLOYEE MATTERS . . . . . . . . . . . .
          4.17         LABOR RELATIONS  . . . . . . . . . . . .
          4.18         TAXES  . . . . . . . . . . . . . . . . .
          4.19         INTELLECTUAL PROPERTY  . . . . . . . . .
          4.20         ENVIRONMENTAL MATTERS  . . . . . . . . .
          4.21         INSURANCE  . . . . . . . . . . . . . . .
          4.22         BANK ACCOUNTS  . . . . . . . . . . . . .
          4.23         CUSTOMERS AND SUPPLIERS  . . . . . . . .
          4.24         WARRANTIES; RETURNS AND
                       CANCELLATIONS  . . . . . . . . . . . . .
          4.25         AFFILIATE TRANSACTIONS . . . . . . . . .
          4.26         BROKERS  . . . . . . . . . . . . . . . .
          4.27         DISCLOSURE . . . . . . . . . . . . . . .

          ARTICLE V    REPRESENTATIONS AND WARRANTIES
                       OF THE BUYER . . . . . . . . . . . . . .

          5.1          ORGANIZATION AND STANDING  . . . . . . .
          5.2          AUTHORIZATION; BINDING
                       OBLIGATION . . . . . . . . . . . . . . .
          5.3          CONSENTS AND APPROVALS; NO
                       VIOLATION  . . . . . . . . . . . . . . .
          5.4          INVESTMENT PURPOSE . . . . . . . . . . .
          5.5          BROKERS  . . . . . . . . . . . . . . . .

          ARTICLE VI   ADDITIONAL COVENANTS . . . . . . . . . .

          6.1          TRANSFER AND SIMILAR TAXES . . . . . . .
          6.2          TAX RETURNS, REFUNDS AND
                       CREDITS  . . . . . . . . . . . . . . . .
          6.3          FURTHER ASSURANCES;
                       COOPERATION  . . . . . . . . . . . . . .
          6.4          NOTIFICATION OF CERTAIN
                       MATTERS  . . . . . . . . . . . . . . . .
          6.5          CONFIDENTIALITY/NO-INVESTMENT  . . . . .
          6.6          PUBLICITY  . . . . . . . . . . . . . . .
          6.7          EXPENSES . . . . . . . . . . . . . . . .

          ARTICLE VII  SURVIVAL OF REPRESENTATIONS AND
                       WARRANTIES; INDEMNIFICATION  . . . . . .

          7.1          SURVIVAL OF REPRESENTATIONS AND
                       WARRANTIES . . . . . . . . . . . . . . .
          7.2          STATEMENTS AS REPRESENTATIONS  . . . . .
          7.3          INDEMNIFICATION BY THE SELLERS . . . . .
          7.4          INDEMNIFICATION BY THE BUYER . . . . . .
          7.5          LIMITATIONS ON INDEMNIFICATION . . . . .
          7.6          INDEMNIFICATION PROCEDURES . . . . . . .
          7.7          REMEDIES . . . . . . . . . . . . . . . .

          ARTICLE VIII MISCELLANEOUS  . . . . . . . . . . . . .

          8.1          CONSENT TO SERVICE . . . . . . . . . . .
          8.2          PARTIES IN INTEREST; NO THIRD
                       PARTY BENEFICIARIES  . . . . . . . . . .
          8.3          EXHIBITS AND DISCLOSURE
                       SCHEDULE . . . . . . . . . . . . . . . .
          8.4          ENTIRE AGREEMENT . . . . . . . . . . . .
          8.5          WAIVER OF COMPLIANCE . . . . . . . . . .
          8.6          VALIDITY . . . . . . . . . . . . . . . .
          8.7          COUNTERPARTS . . . . . . . . . . . . .
          8.8          HEADINGS . . . . . . . . . . . . . . .
          8.9          GOVERNING LAW  . . . . . . . . . . . .
          8.10         NOTICES  . . . . . . . . . . . . . . .


                           SHARE PURCHASE AGREEMENT

                    Share Purchase Agreement (the "Agreement"), dated September 9, 1994, among Handy & Harman, a New York corporation (the "Buyer"), and all of the shareholders of SUMCO INC., an Indiana corporation ("Sumco"), whose names, addresses and holdings in Sumco are set forth on Exhibit A hereto (individually a "Seller," and collectively, the "Sellers").

                    WHEREAS, Sumco is engaged in the business of electroplating metal products produced by third parties for application in the automotive, electric, electronic, telecommunications, computer, consumer products, aircraft, aerospace and power industries; and

                    WHEREAS, the Sellers are the beneficial and record owners of all of the issued and outstanding Common Shares, without par value, of Sumco; and

                    WHEREAS, the Buyer desires to purchase, and the Sellers desire to sell, all of such Common Shares, upon the terms and conditions set forth herein; and

                    WHEREAS, immediately prior to the Closing (as defined herein), the Buyer, on behalf of and at the direction of Sumco, repaid and discharged certain senior and subordinated indebtedness of Sumco in the aggregate amount of $3,921,459.69 Sumco executed and delivered to the Buyer a Promissory Note in favor of the Buyer in the principal amount of such indebtedness and Sumco caused the collateral securing such indebtedness to be released;

                    NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I


                                 DEFINITIONS

                    1.1  Definitions.  For purposes of this
          Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                    "Accounting Books and Records" shall have the meaning set forth in Section 4.2(b) hereof.

                    "Accounts Receivable" shall mean all of the accounts receivable and notes receivable of Sumco.

                    "Affiliate Transactions" shall have the meaning set forth in Section 4.25 hereof.

                    "Audited Balance Sheets" shall have the meaning set forth in Section 4.7 hereof.

                    "Audited Financial Statements" shall have the meaning set forth in Section 4.7 hereof.

                    "Buyer" shall mean Handy & Harman, a New York corporation.

                    "Buyer's Cap Amount" shall have the meaning set forth in Section 7.5(b) hereof.

                    "Buyer Indemnified Party" shall have the meaning set forth in Section 7.3(a) hereof.

                    "Buyer's Threshold Amount" shall have the meaning set forth in Section 7.5(b) hereof.

                    "Closing" shall have the meaning set forth in

          Section 2.1 hereof.

                    "Closing Date" shall have the meaning set forth in Section 2.5 hereof.

                    "Code" shall mean the Internal Revenue Code of 1986, as amended.

                    "Common Shares" shall mean the Common Shares, without par value, of Sumco.

                    "Consigned Inventory" shall mean and include all Inventory which Sumco holds on consignment.

                    "Contracts" shall mean and include all leases, contracts, agreements, licenses, License Agreements, purchase orders, invoices, sales orders, instruments evidencing indebtedness for borrowed money, mortgages or other documents securing any indebtedness for borrowed money, commitments and understandings, written or oral, and all amendments or modifications thereto, to which Sumco is a party or by which Sumco is bound.

                    "Designated Subsidiary" shall mean one or more existing or to be formed wholly owned subsidiaries of the Buyer designated to carry out all or part of the transactions contemplated by this Agreement and the Other Documents.

                    "Disclosure Schedule" shall mean the disclosure schedule delivered in connection herewith and attached hereto.

                    "Duffy" shall mean Patrick C. Duffy, a director of Sumco.

                    "Earnout Amount" shall have the meaning set forth in Section 2.3 hereof.

                    "Earnout Escrow Agreement" shall have the meaning set forth in Section 2.8(b) hereof.

                    "Earnout Period" shall have the meaning set forth in Section 2.3(c) hereof.

                    "Encumbrance" shall mean any lien, encumbrance, proxy, voting trust arrangement, pledge, security interest, collateral security agreement, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant or restriction on transfer of any nature whatsoever, and the interest of the lessor in any property subject to a capital lease.

                    "Environmental Laws" shall have the meaning set forth in Section 4.20(a) hereof.

                    "Environmental Permits" shall have the meaning set forth in Section 4.20(b) hereof.

                    "ERISA" shall mean the Employee Retirement
          Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                    "ERISA Affiliate" shall have the meaning set forth in Section 4.16(b) hereof.

                    "ERISA Plans" shall have the meaning set forth in Section 4.17(b) hereof.

                    "Escrow Agent" shall have the meaning set forth in Section 2.2(a)(ii) hereof.

                    "Escrow Agreement" shall have the meaning set forth in Section 2.8(a) hereof.

                    "Escrow Amount" shall have the meaning set forth in Section 2.2(a)(ii) hereof.

                    "Family Relationship" shall mean any
          relationship by blood, marriage, or adoption, not more than first cousin, between (i) a salaried employee of Sumco and any other employee of Sumco and (ii) to the knowledge of Sumco and the Management Sellers, one or more hourly employees of Sumco.

                    "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof.

                    "Governmental Authority" shall mean any
          government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, court, tribunal, body, administrative or regulatory authority or instrumentality of any such government or political subdivision.

                    "Hazardous Material" shall mean any substance that is defined as a "hazardous waste," "hazardous substance," "pollutant" or "contaminant" under any Environmental Law or the presence of which requires an investigation or remediation under any Environmental Law, including, without limitation, gasoline, diesel fuel and other petroleum hydrocarbons.

                    "HSR Act" shall mean the Hart-Scott-Rodino
          Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                    "Income Taxes" shall mean all Taxes based upon or measured by income.

                    "Indemnitor" shall have the meaning set forth in Section 7.6(a) hereof.

                    "Intellectual Property" shall mean all U.S. and foreign patents and patent applications, registered and unregistered copyrights and copyright applications (including copyrights in proprietary computer software and databases), trademarks, service marks, trade dress, logos, tradenames and similar business identifiers, including, in each case, all registrations and applications therefor, and the goodwill of the business symbolized by any of the foregoing, and trade secrets, knowhow, formulae, processes, inventions (whether patentable or unpatentable) and other technical information.

                    "Inventory" shall mean and include all
          inventory owned or held by Sumco and used in the conduct of its business and operations, including manufacturing supplies, raw materials, components, repair parts, work-in-progress, finished goods and other similar items, whether new or used.

                    "Law" shall mean any law (including common law), rule, regulation, restriction (including zoning), code, statute, ordinance, order, writ, injunction, judgment, decree or other requirement of a Governmental Authority.

                    "License Agreements" shall have the meaning set forth in Section 4.19(a) hereof.

                    "Losses" shall mean and include all demands, claims, actions, causes of action, assessments, damages, losses, liabilities, judgments, settlements, fines, penalties, sanctions, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses as incurred, and all other reasonable costs of investigating and defending third party claims as incurred).

                    "Management Representative" shall have the meaning set forth in Section 2.4 hereof.

                    "Management Sellers" shall mean and include R. Robert Brouillard, Guy R. Brouillard, Thomas R.
          Brouillard, Mark R. Brouillard, Lawrence H. Schone,
          G. Winfield Yarnell, Jr., Pierre J. Plante, Gary F. Cooke and Gary M. Lents.

                    "Material Contract" shall mean any Contract that (i) is with any of the Sellers' Affiliates, (ii) involves an obligation or commitment on the part of Sumco of more than $25,000 or (iii) which otherwise is material to Sumco's financial condition, results of operations, assets, liabilities, business or, to the knowledge of Sumco and the Management Sellers, Sumco's prospects.

                    "NBD" shall mean NBD Bank, N.A., a national banking association, and the successor-in-interest to INB National Bank.

                    "Operating Income" shall have the meaning set forth in Section 2.3(c) hereof.

                    "Operating Income Amount" shall have the meaning set forth in Section 2.3(c) hereof.

                    "Order" shall mean any order, judgment,
          injunction, award, decree, writ, rule or similar action of any Governmental Authority.

                    "Other Documents" shall have the meaning set forth in Section 2.5 hereof.

                    "Owned Inventory" shall mean and include all Inventory other than Consigned Inventory.

                    "PBGC" shall have the meaning set forth in
          Section 4.16(d) hereof.

                    "Permits" shall mean any franchise, license, certificate, approval, identification number, registration, permit, authorization, order or approval of, and any required registration with, any Governmental Authority.

                    "Per Share Consideration" shall mean $30,788.17 unless and until the full Earnout Amount is paid to the Sellers by the Escrow Agent, in which case "Per Share
          Consideration" shall mean $32,019.70.

                    "Person" shall mean any individual,
          partnership, firm, trust, association, corporation, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity.

                    "Plans" shall have the meaning set forth in
          Section 4.16(b) hereof.

                    "PNCC" shall mean PNC Capital Corp., a Delaware corporation.

                    "Pre-Closing Period" shall mean that portion of any Straddle Period which ends on the Closing Date.

                    "Pro Rata Proceeds" shall mean, with respect to any Seller, an amount equal to the product of the Per
          Share Consideration and such Seller's number of Shares as set forth on Exhibit A hereto.

                    "Real Property" shall have the meaning set forth in Section 4.12(a) hereof.

                    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    "Sellers" shall have the meaning set forth in the preamble.

                    "Sellers' Affiliates" shall have the meaning set forth in Section 4.25 hereof.

                    "Sellers' Cap Amount" shall have the meaning set forth in Section 7.5(a) hereof.

                    "Seller Indemnified Party" shall have the meaning set forth in Section 7.4 hereof.

                    "Sellers' Threshold Amount" shall have the meaning set forth in Section 7.5(a) hereof.

                    "Shareholders' Agreement" shall mean the
          Shareholders' Agreement, dated July 19, 1990, among R.
          Robert Brouillard, Guy R. Brouillard, Thomas R.
          Brouillard, Lawrence H. Schone, G. Winfield Yarnell, Jr., Pierre J. Plante, Gary F. Cooke, and PNC Capital Corp., as amended.

                    "Shares" shall mean the 812 Common Shares issued and outstanding as of the Closing.

                    "Short Period" shall have the meaning set forth in Section 6.2(a) hereof.

                    "Short Period Return" shall have the meaning set forth in Section 6.2(a) hereof.

                    "Straddle Period" shall mean any taxable period that begins before and ends after the Closing Date.

                    "Straddle Period Returns" shall have the meaning set forth in Section 6.2(b) hereof.

                    "Sumco" shall mean SUMCO INC., an Indiana corporation.

                    "Sumco's Transaction Expenses" shall mean
          $23,363.36, which amount reflects certain actual costs and expenses incurred by Sumco in connection with the transactions contemplated by this Agreement.

                    "Tax Notices" shall have the meaning set forth on Schedule 4.7(a) of the Disclosure Schedule.

                    "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

                    "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign Governmental Authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                    "Third Party Claim" shall have the meaning set forth in Section 7.6(b) hereof.

                    "Title Company" shall mean the First American
          Title Insurance Company.

                    "Title Policy" shall mean the title insurance policy with extended coverage issued by the Title Company pursuant to Commitment No. GC4206.

                    "Transfer Taxes" shall have the meaning set forth in Section 6.1 hereof.

                    "Warn Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

                    "1994 Balance Sheet" shall have the meaning set forth in Section 4.7 hereof.

                    "1994 Financial Statements" shall have the meaning set forth in Section 4.7 hereof.

                                  ARTICLE II

                 PURCHASE AND SALE OF THE SHARES; THE CLOSING

                    2.1  Purchase and Sale.  Upon the terms and
          subject to the conditions hereof, at the closing referred to in Section 2.5 hereof and taking place simultaneously herewith (the "Closing"), the Sellers are selling, assigning, transferring and delivering to the Buyer, and the Buyer is accepting and purchasing from the Sellers, free and clear of all Encumbrances, the Shares. The number of and percentage of outstanding Shares being sold by each of the Sellers is set forth opposite such Seller's name on Exhibit A hereto.

                    2.2  Consideration.

                         (a)  Upon the terms and subject to the
          conditions hereof, in reliance on the representations, warranties, covenants and agreements of the Sellers contained herein, and in consideration of the aforementioned sale, assignment, transfer and delivery of the Shares, the Buyer is delivering at the Closing by interbank or wire transfer of immediately available funds, the following:

                              (i)  $24,200,000, less Sumco's
               Transaction Expenses, to an account designated by the Sellers; and

                              (ii)  $800,000 (the "Escrow
               Amount") to NBD, as escrow agent (the "Escrow Agent"), to be held and disposed of by the Escrow Agent pursuant to the Escrow Agreement referred to in Section 2.8(a) hereof.

                         (b)  The foregoing payments and the
          amount, if any, to be paid by the Buyer to the Sellers pursuant to Section 2.3 hereof shall constitute the full purchase price for the Shares. Any portion of the Escrow Amount paid to the Buyer shall be deemed a reduction in the purchase price paid by the Buyer for the Shares.

                         (c)  Each of the Sellers shall be entitled
          to receive such percentage of the payment made pursuant to subsection (a)(i) of this Section 2, and shall have such percentage interest in the payment to the Escrow Agent made pursuant to subsection (a)(ii) of this Section 2, as is set forth opposite such Seller's name on Exhibit A hereto.

                    2.3  Additional Contingent Payment.  (a)
          Subject to the provisions of this Section 2.3, in reliance on the representations, warranties, covenants and agreements of the Sellers contained herein, in the event that the Operating Income Amount once finalized and binding in accordance with Section 2.3(d) hereof is equal to or greater than $5 million, then at the time specified in Section 2.3(d) hereof, the Buyer shall deliver (or cause the Escrow Agent to deliver) to the Sellers $1 million (the "Earnout Amount") as additional consideration for the aforementioned sale, assignment, transfer and delivery of the Shares. Each of the Sellers shall be entitled to receive such percentage of any payment made pursuant to the preceding sentence, as is set forth opposite such Seller's name on Exhibit A hereto.

                         (b)  To secure the Buyer's obligations
          under this Section 2.3, the Buyer is delivering at the Closing the Earnout Amount to the Escrow Agent, to be held and disposed of by the Escrow Agent pursuant to the Earnout Escrow Agreement referred to in Section 2.8(b) hereof. The Sellers shall not be deemed to have received the Earnout Amount, constructively or otherwise, unless and until the Escrow Agent shall make payment thereof to the Sellers.

                         (c)  "Operating Income Amount" shall mean
          the operating income of Sumco for the twelve-month period ending June 30, 1995 (the "Earnout Period"), determined in accordance with GAAP applied on a basis consistent with the 1994 Financial Statements ("Operating Income"); provided that for the sole purpose of determining the Operating Income Amount, Operating Income shall not include:

                              (i)  any deduction for any
               management fee or allocation of overhead of the Buyer (or its affiliates) assessed Sumco during the Earnout Period, provided that any third party fees or expenses incurred by the Buyer on behalf of Sumco shall be deducted;

                              (ii)  any adjustments made to
               the historical accounting basis of Sumco's assets resulting from the application of Accounting Principles Board Opinion No. 16
               (Accounting for Business Combinations)
               (including subsequent amendments and
               interpretations thereof);

                              (iii)  any change to the method
               of determining accruals and/or reserves from those employed by Sumco for the fiscal year ending June 30, 1994; and

                              (iv)  any change in the  benefit
               costs of Sumco from those incurred for the fiscal year ending June 30, 1994 as a result of coverage under any benefit plans, programs, arrangements or agreements sponsored by the Buyer.

                         (d)  Within sixty days after the
          expiration of the Earnout Period, the Buyer shall cause Sumco to prepare and deliver to the Sellers, at the Buyer's sole cost and expense, the computation of the Operating Income Amount for the Earnout Period. If such computation results in no payment to the Sellers pursuant to Section 2.3(a) hereof, upon reasonable advance notice, the Buyer shall afford PNCC and the Management Representative reasonable access to the books and records of Sumco and the Buyer in order to evaluate Sumco's computation of the Operating Income Amount. Such computation shall be conclusive and binding on the parties hereto, unless within 30 days after the receipt of such computation, the Sellers notify the Buyer in writing that they (or their independent certified public accountants (which if engaged, shall be at the Sellers' sole cost and expense)) disagree with the Buyer as to such computation, the parties shall use all reasonable efforts to resolve such disagreement. If the parties agree upon the resolution of their disagreement, such resolution shall be conclusive and binding upon the parties. If the parties are unable to resolve their disagreement within 90 days after the Sellers have given such written notice, then the Buyer and the Sellers will select and retain an accounting firm mutually agreeable to the Buyer and the Sellers to resolve such disagreement
          (the "Third Accounting Firm").    The Buyer's computation
          of the Operating Income Amount as adjusted to reflect the resolution of such disagreement in accordance with this
          Section 2.3(d), shall become the "Operating Income Amount." The fees, costs and expenses for the services of the Third Accounting Firm shall be divided equally between the Buyer and the Sellers. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 30 days of the submission to it of any disagreements, and, in any case, as soon as practicable after such submission. The Third Accounting Firm shall perform such procedures and examine such books and records of Sumco and the Buyer as it deems relevant. Such determination of the Operating Income Amount shall be conclusive and binding on the parties hereto, and may be enforced by appropriate judicial proceedings. The Management Representative, PNCC and the Buyer shall jointly notify the Escrow Agent of such conslusive and binding determination and shall instruct the Escrow Agent as to the disposition of the Earnout Amount in accordance with this Section 2.3.

                    2.4  Appointment of the Management
          Representative. Each Management Seller and Duffy hereby irrevocably appoints R. Robert Brouillard (the "Management Representative") as such Seller's attorney-in-fact and representative, to do any and all things and to execute any and all documents in such Seller's name, place and stead in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to accept on such Seller's behalf any amount payable to such Seller under this Agreement, to give or receive, on such Seller's behalf, any notice or instruction under this Agreement, or to amend, terminate or extend, or waive the terms of, this Agreement. The Buyer and PNCC shall be entitled to rely, as being binding upon such Seller, upon any document or other writing executed by the Management Representative, and neither the Buyer nor PNCC shall be liable to any Management Seller or Duffy for any action 36 taken or omitted to be taken by the Buyer or PNCC in reliance thereon.

                    2.5  The Closing.  The Closing of the
          transactions contemplated hereby is taking place at the offices of Ice Miller Donadio & Ryan, One American Square, Indianapolis, Indiana on September 9, 1994 (the "Closing Date"), simultaneously with the execution of this Agreement and the other agreements, documents, instruments and writings executed and delivered pursuant hereto or in connection herewith (collectively, the "Other Documents"). At the Closing, the actions described in Sections 2.6, 2.7 and 2.8 hereof are being taken. All such actions shall be deemed to have occurred simultaneously.

                    2.6  Deliveries by the Sellers.  At the
          Closing, the Sellers are delivering to the Buyer (unless delivered previously) the following:

                         (a)  stock certificates representing the
          Shares accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, with all necessary transfer tax and other revenue stamps affixed thereto;

                         (b)  a receipt for the payment provided
          for by Section 2.2(a)(i) hereof;

                         (c)  a Certificate of Existence from the
          Indiana Secretary of State for Sumco;

                         (d)  the resignations of the officers and
          directors of Sumco as requested by the Buyer prior to the Closing;

                         (e)  the stock books, stock ledgers and
          minute books of Sumco (all other records of Sumco being located on the premises of Sumco);

                         (f)  a duly executed Certificate of Non-
          Foreign Status executed by each of the Sellers which is attached hereto as Exhibit B;

                         (g)  a Title Policy which is attached
          hereto as Exhibit C;

                         (h)  a Survey certified to the Buyer, the
          Title Company and Sumco, which is attached hereto as Exhibit D; and

                         (i)  certified resolutions of the Board of
          Directors of Sumco approving, among other things, this Agreement and the transactions contemplated hereby.

                    2.7 Deliveries by the Buyer. At the Closing, the Buyer is delivering (unless delivered previously) the following:

                         (a)  To the Sellers, the payment provided
          for in Section 2.2(a)(i) hereof;

                         (b)  To the Escrow Agent, the payments
          provided for in Sections 2.2(a)(ii) and 2.3 hereof;

                         (c)  To the Sellers, a certificate
          evidencing the good standing of the Buyer under the laws of the state of New York; and

                         (d)  To the Sellers, certified resolutions
          of the Board of Directors of the Buyer approving, among other things, this Agreement and the transactions contemplated hereby.

                    2.8  Related Matters.

                         (a)  Escrow Agreement.  At the Closing,
          the Sellers, the Buyer and the Escrow Agent are entering into the escrow agreement attached hereto as Exhibit E (the "Escrow Agreement"), pursuant to which the Escrow Amount will be held in escrow in order to satisfy claims of the Buyer and secure obligations of the Sellers pursuant to Article VII hereof.

                         (b)  Earnout Escrow Agreement.  At the
          Closing, the Sellers, the Buyer and the Escrow Agent are entering into the escrow agreement attached hereto as Exhibit F (the "Earnout Escrow Agreement"), pursuant to which the Earnout Amount will be held in escrow in order to secure obligations of the Buyer pursuant to Section
          2.3 hereof.

                         (c)  Employment Agreements.  At the
          Closing, R. Robert Brouillard, Guy R. Brouillard, Thomas
          R. Brouillard, Gary F. Cooke, Gary M. Lents and Mark R. Brouillard are entering into the Employment Agreements with the Buyer which are attached hereto as Exhibits G(1-
          6).

                         (d)  Non-Competition Agreement.  At the
          Closing, R. Robert Brouillard, Guy R. Brouillard, Thomas
          R. Brouillard, Gary F. Cooke, Gary M. Lents and Mark R. Brouillard are entering into the Non-Competition Agreements with the Buyer which are attached hereto as Exhibits H(1-6).

                    2.9  Actions Taken Immediately Prior to the
          Closing. Immediately prior to the Closing, the following actions were taken (which occurred in the order set forth below):

                              (i)  Sumco and NBD entered into
               the Termination of Bank Agreements which is attached hereto as Exhibit I;

                              (ii)  Sumco and PNCC entered
               into the Termination of Investment Agreements which is attached hereto as Exhibit J;

                              (iii)  the Buyer, on behalf of
               and at the direction of Sumco, repaid in full and discharged certain indebtedness of Sumco in the aggregate amount of $3,921,459.69;

                              (iv)  Sumco executed and
               delivered to the Buyer the Promissory Note a copy of which is attached hereto as Exhibit K;

                              (v)  the UCC termination
               statements in respect of the UCC financing statements set forth on Schedule 2.9(v) of the Disclosure Schedule were filed with the appropriate Governmental Authority;

                              (vi)  the mortgages on the Real
               Property were released and satisfied;

                              (vii)  8 Common Shares were
               issued to Gary M. Lents and 4 Common Shares were issued to Duffy;

                              (viii)  the parties to the
               Shareholders' Agreement entered into the
               Termination of Shareholders' Agreement which is attached hereto as Exhibit L;

                              (ix)  Sumco declared and paid to
               each Seller a dividend in the amount of $628.07 per Common Share; and

                              (x)  Sumco, the Buyer and Olin
               entered into the agreement which is attached hereto as Exhibit M.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF EACH SELLER

                    Each Seller (including, without limitation,
          PNCC and Duffy) severally represents and warrants to the Buyer with respect to such Seller and the Common Shares owned by such Seller as follows:

                    3.1 Organization and Standing of PNCC. PNCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as they are now being conducted.

                    3.2 Authorization; Binding Obligation. PNCC has all requisite corporate power and authority, and such other Seller has the legal capacity and all requisite power and authority, to execute and deliver this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby and to perform such Seller's obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Documents by such Seller and the consummation of the transactions contemplated hereby and thereby by such Seller has been duly and validly authorized by all necessary action on the part of such Seller, and in the case of PNCC also has been duly and validly authorized by the Board of Directors of PNCC, and no other corporate proceedings on the part of PNCC are necessary to authorize this Agreement or the Other Documents or for PNCC to consummate the transactions contemplated hereby and thereby. This Agreement and the Other Documents have been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Except as set forth in Section 2.4 hereof, no power of attorney has been granted and is currently in force by such Seller with respect to any matter relating to Sumco or the Shares, or Sumco's business, operations or assets.

                    3.3 Title to the Shares. Immediately prior to the Closing, such Seller was the record and beneficial owner of, and had good and marketable title to, the number of Common Shares set forth next to such Seller's name on Exhibit A hereto, free and clear of all Encumbrances other than those set forth on Schedule 3.3 of the Disclosure Schedule. Except as and to the extent set forth on Schedule 3.3 of the Disclosure Schedule such Common Shares are not subject to any restrictions on transferability other than those imposed by the Securities Act and applicable state securities laws. Except as and to the extent set forth on Schedule 3.3 of the Disclosure Schedule, there are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire Common Shares from such Seller, under which such Seller may be obligated to sell or transfer any of such Common Shares other than this Agreement. At the Closing, the Buyer is acquiring good and marketable title to such Common Shares, free and clear of all Encumbrances.

                    3.4  Consents and Approvals; No Violation.
          Except as and to the extent set forth on Schedule 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) in the case of PNCC, conflict with any provision of the Certificate of Incorporation or Bylaws (or other similar organizational documents) of PNCC, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by such Seller, except for filings pursuant to the applicable requirements of the HSR Act, (c) violate any Law of any Governmental Authority applicable to such Seller, or by which any of such Seller's businesses, properties or assets (including, without limitation, such Common Shares) may be bound or affected or (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property (including, without limitation, such Common Shares)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which such Seller is a party or by which any of such Seller's businesses, properties or assets (including, without limitation, such Common Shares) may be bound or affected.

                    3.5 Brokers. Neither the Buyer nor Sumco will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of such Seller.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                    The Management Sellers jointly and severally represent and warrant to the Buyer as follows:

                    4.1 Organization and Standing of Sumco. Sumco is a corporation duly organized and validly existing under the laws of the State of Indiana. Sumco has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as now being and as heretofore been conducted. Sumco is not qualified or licensed to do business in any jurisdiction other than the State of Indiana, and, to the knowledge of Sumco and the Management Sellers, the location of the property owned, leased or operated by Sumco and the conduct of Sumco's business and operations as now being and as heretofore been conducted does not make such qualification in any such other jurisdiction necessary.

                    4.2  Organizational Documents and Corporate
          Records. (a) The Sellers have heretofore delivered to the Buyer complete and correct copies of the Certificate of Incorporation, Articles of Incorporation and Bylaws of Sumco, as currently in effect, copies of which are attached hereto as Exhibits N, O and P, respectively.
          The minute books of Sumco have been made available to the Buyer for its inspection, and, except as set forth on
          Schedule 4.2 of the Disclosure Schedule, such minute books contain complete and correct records in all material respects of all meetings, and consents in lieu of a meeting, of Sumco's Board of Directors (and any committees thereof) and its shareholders since Sumco's incorporation, and accurately reflect in all material respects all transactions referred to therein. The stock books and ledgers of Sumco have been made available to the Buyer for its inspection, and such books and ledgers are complete and correct in all material respects.

                         (b)  The Sellers have made available to
          the Buyer all of the accounting, corporate and financial books and records (the "Accounting Books and Records") relating to the business of Sumco in existence. Such books and records are true, accurate and complete in all material respects, have been maintained on a basis consistent with past practice, and fairly reflect the basis for Sumco's financial condition and results of operations as set forth in the Audited Financial Statements.

                    4.3  Equity Investments.  Sumco does not
          directly or indirectly own or control any capital stock of or other interests or investments in any other Person nor does Sumco have any obligation or right to acquire any such interest or investment.

                    4.4 Authorization. All Corporate proceedings on the part of Sumco which are necessary to consummate the transactions contemplated by this Agreement and the Other Documents have been duly authorized and taken, including, without limitation, the authorization of the dividend referred to in Section 2.9(ix). Except as set forth on Schedule 4.4 of the Disclosure Schedule, no power of attorney has been granted and is currently in force by Sumco with respect to any matter relating to Sumco or Sumco's business, operations or assets.

                    4.5 Sumco Capitalization. The capitalization of Sumco consists of (i) 1,000 Common Shares, without par value, 812 of which are issued and outstanding and owned by the Sellers as set forth on Exhibit A hereto and (ii) 1,000 Non-Voting Common Shares, without par value, none of which are issued and outstanding. Sumco has no other class of capital stock authorized or outstanding. None of Sumco's shares of capital stock have been reserved for any purpose. All of the Shares are duly authorized and validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights. Except as set forth on Schedule 4.5 of the Disclosure Schedule, there are no (i) options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from Sumco shares of capital stock of any class,
          (ii) outstanding securities of Sumco that are convertible into or exchangeable or exercisable for shares of any class of capital stock of Sumco, (iii) options, warrants or other rights to purchase from Sumco any such convertible or exchangeable securities, or (iv) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Sumco, any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Sumco is subject or bound.

                    4.6  Consents and Approvals; No Violation.
          Except as and to the extent set forth on Schedule 4.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) conflict with any provision of the Articles of Incorporation or Bylaws (or other similar organizational documents) of Sumco, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by Sumco except for filings pursuant to the applicable requirements of the HSR Act,
          (c) violate any Law of any Governmental Authority applicable to Sumco, or by which any of Sumco's business, properties or assets may be bound or affected or (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which Sumco is a party or by which any of Sumco's business, properties or assets may be bound or affected.

                    4.7  Financial Statements.  The Sellers have
          previously furnished to the Buyer the audited balance sheets of Sumco as at June 30 in each of the years 1991 through 1994 (collectively, the "Audited Balance Sheets"), and the related statements of (i) income and retained earnings and (ii) cash flows, for the fiscal years then ended (together with the notes thereto), certified by Crowe, Chizek and Company, Sumco's independent public accountants, and accompanied by their reports thereon (collectively, with the Audited Balance Sheets, the "Audited Financial Statements"). The Audited Balance Sheet of Sumco as of June 30, 1994 is hereinafter referred to as the "1994 Balance Sheet," and the related statements of income and retained earnings and cash flows for the period then ended (together with the notes thereto), certified by Crowe, Chizek and Company and accompanied by their reports thereon are hereinafter referred to, collectively with the 1994 Balance Sheet, as the "1994 Financial Statements." The Audited Balance Sheets (including the related notes thereto) (i) have been prepared from and in accordance with the books and records of Sumco in accordance with GAAP, and, except as noted therein, consistently applied and maintained throughout the periods indicated and (ii) except as set forth on Schedule 4.7(a) of the Disclosure Schedule, fairly present, in all respects, the assets, liabilities and financial condition of Sumco, as at the date thereof. The other related audited year-end statements included in the Audited Financial Statements (including the related notes thereto), (i) have been prepared from and in accordance with the books and records of Sumco in accordance with GAAP, and, except as noted therein, consistently applied and maintained throughout the periods indicated and (ii) fairly present, in all respects, the results of operations and cash flows of Sumco, for the fiscal years then ended. Except as and to the extent set forth on Schedule 4.7(b) of the Disclosure Schedule, the statements of income and retained earnings and cash flows included in the Audited Financial Statements do not contain any material items of special or nonrecurring income not earned in the ordinary course of business and consistent with applicable industry standards and practice.

                    4.8  Absence of Undisclosed Liabilities.
          Except as and to the extent set forth on Schedule 4.8(a) of the Disclosure Schedule, to the knowledge of Sumco and the Management Sellers, Sumco has no liabilities or obligations arising from or relating to its business and operations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) which were not reflected or reserved against in the 1994 Balance Sheet, except for liabilities or obligations incurred since June 30, 1994 in the ordinary course of business and consistent with past practice. All reserves established by Sumco and set forth on the 1994 Balance Sheet were determined in accordance with GAAP. Schedule 4.8(b) of the Disclosure Schedule sets forth a true, complete and accurate list of all liabilities or obligations of Sumco at the Closing with respect to borrowed money, letters of credit, and any notes, bonds or similar instruments or under any capitalized lease of Sumco. The transfer of the Shares will not cause the acceleration of or otherwise adversely affect the terms or conditions of such liabilities or obligations.

                    4.9 Accounts Receivable. Schedule 4.9 of the Disclosure Schedule sets forth a true, complete and accurate list of all Accounts Receivable together with corresponding customer name, contact number, invoice date and dollar amount as of September 8, 1994. All Accounts Receivable reflected in the 1994 Balance Sheet and all Accounts Receivable acquired or generated since June 30, 1994 by Sumco (i) arose from bona fide transactions in the ordinary course of business consistent with past practice, (ii) are valid and genuine, (iii) to the knowledge of Sumco and the Management Sellers, are not subject to any counterclaim or setoff and (iv) are not subject to any Encumbrance. Except as and to the extent set forth on Schedule 4.9 of the Disclosure Schedule, as of September 8, 1994 (i) no Account Receivable has been outstanding for more than 90 days, (ii) no Account Receivable debtor has refused or threatened to refuse to pay its obligations for any reason and (iii) to the knowledge of Sumco and the Management Sellers, no Account Receivable debtor is insolvent or is the subject of a bankruptcy petition.

                    4.10 Inventory. All Owned Inventory is owned by Sumco free and clear of any Encumbrance. All Owned Inventory which is reflected in the 1994 Balance Sheet is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP consistently applied and maintained throughout the periods. Except as and to the extent set forth on Schedule 4.10(a) of the Disclosure Schedule, all Owned Inventory as of
          September 8, 1994 consists of a quality and quantity usable and salable as first quality goods in the ordinary course of Sumco's business. All Inventory disposed of by Sumco since June 30, 1994 has been disposed of only in the ordinary course of Sumco's business and all Owned Inventory has been disposed of at prices and under terms that are consistent with past practice. The quantities of all Owned Inventory are not excessive but are reasonable and warranted under the current circumstances of Sumco's business and operations. All work in process and finished goods Inventory is free from any defect or other deficiency except such defects or deficiencies which can be corrected (i) in the ordinary course of business consistent with past practice or (ii) without incurring a material cost or effort to Sumco. Except as and to the extent set forth on Schedule 4.10(b) of the Disclosure Schedule, Sumco's assets do not include any materials in the possession of others. The operations records of Sumco accurately reflect the amounts and status of all Consigned Inventory, which amounts are consistent with the respective Contract with the consignor of such Consigned Inventory. The Accounting Books and Records are consistent with the operations records of Sumco as to the Consigned Inventory. The Consigned Inventory has not been encumbered, sold or transferred in violation of any Contract with a consignor of such Consigned Inventory.

                    4.11 Absence of Certain Changes or Events.
          Except as and to the extent set forth on Schedule 4.11 of the Disclosure Schedule, since June 30, 1994:

                              (i)  Sumco has operated its
               business in the ordinary course consistent with past practice;

                              (ii)  there has not been any
               material adverse change in the business, results of operations, assets, liabilities, financial condition or, to the knowledge of Sumco and the Management Sellers, and except for matters which apply to United States' businesses generally, any material adverse change in the prospects of Sumco;

                              (iii)  Sumco has not incurred
               any material damage, destruction or loss
               (whether or not covered by insurance) to its owned or leased property or assets;

                              (iv)  Sumco has not transferred,
               licensed, sublicensed, disposed of, abandoned or permitted to lapse or otherwise failed to preserve any material rights to use any Intellectual Property or disclosed to any Person, other than authorized representatives of the Buyer, any Intellectual Property not in the public domain relating to Sumco's business or operations;

                              (v)  Sumco has not transferred,
               disposed of, abandoned or permitted to lapse or otherwise failed to preserve any Permit or other form of authorization issued by a Governmental Authority;

                              (vi)  Sumco has not sold,
               assigned, leased, transferred, incurred any
               Encumbrance on or license with respect to, or disposed of, abandoned, or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

                              (vii)  Sumco has not canceled
               any debts or claims, or waived any rights of substantial value;

                              (viii)  Sumco has not made, or
               committed to make, any capital expenditures except capital expenditures made in the ordinary course of business consistent with past practice, which capital expenditures in the aggregate do not exceed $100,000.

                              (ix)  Sumco has not incurred any
               liabilities or obligations (whether absolute, accrued or contingent, for borrowed money or otherwise, and whether due or to become due) except liabilities or obligations incurred in the ordinary course of business consistent with past practice, which liabilities and obligations in the aggregate do not exceed $150,000;

                              (x)  Sumco has not paid,
               discharged or satisfied any Encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than Encumbrances or liabilities which are reflected or reserved against in the 1994 Balance Sheet or incurred thereafter in the ordinary course of business consistent with past practice and which were paid, discharged or satisfied in the ordinary course of business consistent with past practice;

                              (xi)  Sumco has not (a) entered
               into any employment, deferred compensation, retention, consulting or similar agreement, (b) granted or promised any bonus or severance payment to any director, officer, employee, distributor, independent contractor or agent of Sumco, (c) created any additional Plan or modified or amended any existing Plan (whether or not such Plan would increase the benefit obligation to any director, officer, employee, distributor, independent contractor or agent of Sumco), or (d) granted or promised any increase in the rates or terms of compensation, conditionally or otherwise, including, without limitation, any commission, bonus, pension, severance or vacation pay, employee welfare or benefit payment or other direct or indirect remuneration, in each case to any director, officer, employee, distributor, independent contractor or agent of Sumco;

                              (xii)  Sumco has not declared,
               paid or made or set aside for payment or making, any dividend or other payment or distribution of any kind in respect of its capital stock or other securities, or to its securityholders (other than salary and benefits), or directly or indirectly retired, redeemed, purchased or otherwise acquired any of its Common Shares or other securities;

                              (xiii)  Sumco has not issued,
               authorized or proposed the issuance of,
               reclassified, or sold any shares of capital stock of Sumco, of securities convertible into or exchangeable or exercisable for, or rights, warrants or options to acquire, any such shares or other convertible securities or acquired any capital stock or other securities or interests of any Person, or otherwise made a loan or advance to or investment in any Person;

                              (xiv)  Sumco has not made any
               change in any accounting methods, principles or practices (including, without limitation, changes in depreciation or amortization policies or rates or relating to the establishment of accrual of reserves) or any material election with respect to Taxes;

                              (xv)  Sumco has not paid, loaned
               or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the Sellers or any of the Sellers' Affiliates, other than salary, bonus and benefits paid to the Management Sellers in the ordinary course of business consistent with past practice;

                              (xvi)  Sumco has not entered
               into any lease, as lessor or lessee, of real or personal property involving the expenditure of more than $5,000, individually, or $20,000, in the aggregate, on a monthly basis;

                              (xvii)  Sumco has not (a)
               entered into any Material Contract, (b)
               terminated or amended, breached, or failed to perform in all material respects all of its obligations under, any Contract, and to the knowledge of Sumco and the Management Sellers, no other party thereto has terminated or amended, breached, or failed to perform in all material respects all of its obligations under, any Contract;

                              (xviii)  Sumco has not issued
               any warranties, express, implied or otherwise, with respect to any products or services created, sold or licensed by Sumco, except in the ordinary and usual course of business consistent with past practice (including those imposed by applicable Law);

                              (xix)  Sumco has not experienced
               any actual or, to the knowledge of Sumco and the Management Sellers, threatened employee strikes, disputes, work stoppages, slow-downs or lock-outs, or had any material change in its relationship with its employees, salesmen, distributors, or independent contractors;

                              (xx)  Sumco has not failed to
               replenish its inventories and supplies in a normal and customary manner consistent with past practice and Sumco has not made any purchase commitment, except in the ordinary course of business consistent with past practice;

                              (xxi)  Sumco has not changed any
               of its significant business policies;

                              (xxii)  Sumco has not
               instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority; or

                              (xxiii)  Sumco has not agreed,
               whether in writing or otherwise, to take any action described in this Section 4.11.

                    4.12 Properties and Assets.

                         (a)  Sumco has good, valid, marketable and
          fee simple title to all of the real property owned by Sumco as more particularly described on Schedule 4.12(a) of the Disclosure Schedule (the "Real Property"). Except as set forth on Schedule 4.12(b) of the Disclosure Schedule, the Real Property is subject to no Encumbrance, encroachment, building or use restriction (except for statutes, codes and ordinances of general applicability, including building codes and zoning ordinances), zoning violation, exception, reservation or limitation.

                         (b)  Sumco has not received any written
          notice or communication advising it of any general or special assessment relating to the Real Property which is not fully paid or which is not specifically disclosed in the Title Policy or otherwise set forth on Schedule 4.12(c) of the Disclosure Schedule. To the knowledge of Sumco and the Management Sellers, there are no plans by any Governmental Authority which may result in the imposition of any special assessment relating to the Real Property. There are no condemnation or eminent domain proceedings pending for which notice has been provided to Sumco or, to the knowledge of Sumco and the Management Sellers, threatened against the Real Property by any Governmental Authority. There are no variances, special exceptions, conditions or agreements pertaining to the Real Property imposed or granted by or entered into by Sumco, with or enforceable by any Governmental Authority, except as and to the extent set forth in Schedule 4.12(d) of the Disclosure Schedule. No written notice from any Governmental Authority has been provided to Sumco or the Management Sellers requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, the Real Property. The Real Property is connected to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other utilities necessary for the operations of Sumco as currently conducted and neither Sumco nor the Management Sellers have knowledge of any existing circumstances or conditions which would result in termination of such access or connections for any significant period of time.

                         (c)  Except as and to the extent set forth
          on Schedule 4.12(e) of the Disclosure Schedule, Sumco has good, valid and marketable title to all items of personal property, buildings, improvements, equipment and all other assets and properties (whether personal or mixed, tangible or intangible (and whether or not fully depreciated or expensed)) used in its business and operations, and such items are subject to no Encumbrance other than those set forth on Schedule 4.12(f) of the Disclosure Schedule. Except as and to the extent set forth on Schedule 4.12(g) of the Disclosure Schedule, all buildings, improvements, equipment or other material assets currently used in connection with the business and operations of Sumco are structurally sound with no known material defects. Except as and to the extent set forth on Schedule 4.12(h) of the Disclosure Schedule, none of such improvements, equipment or other assets are subject to any commitment or other arrangement for their sale or use by any third party.

                    4.13 Certain Contracts. Schedule 4.13(a) of the Disclosure Schedule sets forth a complete and correct list of all Material Contracts as of the Closing. Complete and correct copies of all written Contracts including any and all amendments and other modifications thereto have been delivered to or have been made available for inspection by the Buyer. All written Contracts and all oral Material Contracts (x) are valid and binding obligations of Sumco and, to the knowledge of Sumco and the Management Sellers, the other parties thereto, (y) are in full force and effect and are enforceable as to Sumco and, to the knowledge of Sumco and the Management Sellers, the other parties thereto, in accordance with their respective terms, and (z) have not been amended or terminated except in the ordinary course of business consistent with past practice. Sumco is not in default under nor has it breached in any respect any Contract. The aggregate obligations of Sumco with respect to oral Contracts which do not constitute Material Contracts do not exceed $50,000. No other party to any Contract (i) has, to the knowledge of Sumco and the Management Sellers, breached or is in default thereunder, (ii) has given notice that it intends to terminate such Contract or (iii) has altered, in any way adverse to Sumco, its performance under such Contract.
          No event or condition has occurred (or is alleged by any other party to a Contract to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of Sumco, would provide a basis for a valid claim or acceleration under any Contract as against Sumco or would prevent Sumco from exercising and obtaining the full benefits of any rights or options contained therein. Any Contract which by its terms requires the consent, approval or action of a Governmental Authority or any other Person before becoming effective is, as of the date hereof, effective.

                    4.14 Compliance with Laws and Permits.  (a)
          Except as and to the extent set forth on Schedule 4.14(a) of the Disclosure Schedule, the business and operations of Sumco have been conducted and are now being conducted in all material respects in compliance with all Laws and Orders of all Governmental Authorities having jurisdiction over Sumco and all Permits relating to any of its properties or applicable to its business.

                         (b)  Except as and to the extent set forth
          on Schedule 4.14(b) of the Disclosure Schedule, Sumco possesses all Permits necessary to own and operate its property and assets and to conduct its business as it is currently conducted. Such Permits are valid, subsisting in full force and effect, and Sumco has fulfilled its obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any of the Permits or would permit revocation or termination of any of the Permits. In respect of any such Permits, no proceeding is pending for which notice has been provided to Sumco or, to the knowledge of Sumco and the Management Sellers, threatened looking toward revocation or termination of any such Permits.

                    4.15 Litigation and Arbitration. (a) Except as and to the extent set forth on Schedule 4.15(a) of the Disclosure Schedule, no claim, action, cause of action, suit, proceeding, inquiry, investigation or Order has been initiated, brought or commenced, or was pending (for which notice has been provided to Sumco), since the date of Sumco's incorporation against Sumco or affecting its business, operations or assets. Except as set forth on
          Schedule 4.15(b) of the Disclosure Schedule, there are no legal, administrative, arbitration or other claims, actions, causes of action, suits, proceedings, inquiries, investigations or Orders pending (for which notice has been provided to Sumco), or, to the knowledge of Sumco and the Management Sellers, threatened before any Governmental Authority, arbitration or mediation panel or similar body against Sumco or affecting its business, operations or assets, nor is there any Order of any Governmental Authority, arbitrator or mediator outstanding against Sumco, its business, operations or assets. Neither Sumco nor any of the Management Sellers has knowledge of any fact or circumstance which could reasonably be expected to result in any other claim, action, cause of action, suit, proceeding, inquiry, investigation or Order against Sumco or affecting its business, operations or assets.

                         (b)  No claim, action, suit, proceeding,
          inquiry or investigation has been instituted (for which Sumco has received notice) or, to the knowledge of Sumco and the Management Sellers, threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the Other Documents.

                    4.16 Employee Matters. (a) Schedule 4.16(a) of the Disclosure Schedule sets forth a complete and accurate list of the names, titles and annual compensation (including any bonuses paid in respect of the fiscal year ending June 30, 1994) of all directors, officers and employees of Sumco, and all Family Relationships among such persons, as of the Closing.

                         (b)  Schedule 4.16(b) of the Disclosure
          Schedule sets forth a complete and correct list of each employment bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan within the meaning of Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by Sumco or, to the knowledge of Sumco and the Management Sellers, by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Sumco would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or terminated employee of Sumco or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). Schedule 4.16(c) of the Disclosure Schedule identifies each of the Plans that is an "employee benefit plan," as such term is defined in
          Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither Sumco nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of Sumco or any ERISA Affiliate.

                         (c)  Except as set forth on Schedule
          4.16(d), with respect to each Plan, Sumco has heretofore delivered to Buyer complete and correct copies of each of the following documents:

                              (i)  a copy of the Plan
               (including all amendments thereto);

                              (ii)  a copy of the annual
               report, if required under ERISA, with respect thereto for the last two years;

                              (iii)  a copy of the actuarial
               report, if required under ERISA, with respect thereto for the last two years;

                              (iv)  a copy of the most recent
               report prepared with respect thereto in
               accordance with Statement of Financial
               Accounting Standards No. 87, Employer's
               Accounting for Pensions;

                              (v)  a copy of the most recent
               Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect thereto and all material written communications to employees or former employees with respect thereto;

                              (vi)  if the Plan is funded
               through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

                              (vii)  the most recent
               determination letter received from the Internal
               Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

                         (d)  No "reportable event" (as defined in
          accordance with ERISA Section 4043) has occurred with respect to any ERISA Plan. No liability under Title IV of ERISA has been incurred by Sumco or any ERISA Affiliate since the incorporation of Sumco that has not been satisfied in full, and no condition exists that presents a material risk to Sumco or any ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") which premiums have been paid when due. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each ERISA Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Sumco or any ERISA Affiliate made, or was required to make, contributions during the past five years.

                         (e)  The PBGC has not instituted
          proceedings to terminate any ERISA Plan, for which notice has been provided to Sumco, and, to the knowledge of Sumco and the Management Sellers, no condition exists that presents a material risk that such proceedings will be instituted.

                         (f)  With respect to each ERISA Plan which
          is subject to Title IV of ERISA, the projected benefit obligation (as calculated by the Plan's actuaries in accordance with Financial Accounting Standard No. 87) as of June 30, 1994, does not exceed the fair value of Plan assets (as calculated by the Plan's actuaries in accordance with Financial Accounting Standard No. 87) as of June 30, 1994, by more than $456,058, and since July 1, 1994, there has not been a material change in the Plan's unfunded projected benefit obligation.

                         (g)  Neither Sumco, nor to the knowledge
          of Sumco and the Management Sellers, any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Sumco or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

                         (h)  Full payment has been made in
          accordance with Section 404(a)(6) of the Code, of all amounts which Sumco or any ERISA Affiliate is required to pay under the terms of each ERISA Plan as of the last day of the most recent plan year thereof ended prior to the date hereof; and no ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the date hereof; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing have been timely made.

                         (i)  No ERISA Plan is a "multiemployer
          plan," as such term is defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

                         (j)  Except as and to the extent set forth
          on Schedule 4.16(f) of the Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code and the rules and regulations promulgated thereunder.

                         (k)  Each ERISA Plan which is intended to
          be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

                         (l)  No amounts payable under the Plans
          will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                         (m)  No "leased employee," as that term is
          defined in Section 414(n) of the Code, performs services for Sumco or any ERISA Affiliate.

                         (n)  Except as and to the extent set forth
          on Schedule 4.16(f) of the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Sumco or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
          Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Sumco or the ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                         (o)  The consummation of the transactions
          contemplated by this Agreement will not (i) entitle any current or former employee or officer of Sumco or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided herein, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                         (p)  With respect to each Plan that is
          funded wholly or partially through an insurance policy, to the knowledge of Sumco and the Management Sellers, there will be no liability of Sumco or any ERISA Affiliate, as of the Closing, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

                         (q)  There are no pending (for which
          notice has been provided), to the knowledge of SUMCO and the Management Sellers, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                         (r)  No ERISA Plan, whether or not
          terminated, holds, or has discharged any of its liabilities through the acquisition of, any annuity contract.

                    4.17 Labor Relations. (a) Except as and to the extent set forth on Schedule 4.17(a) of the Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending (for which notice has been provided), or to the knowledge of Sumco and the Management Sellers, threatened against or affecting the business and operations of Sumco, and since Sumco's incorporation there has not been any such action; (ii) Sumco is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Sumco; (iii) to the knowledge of Sumco and the Management Sellers, no employee of Sumco is represented by any labor organization and no current union organizing activities among the employees of Sumco exists, and no question exists concerning the representation of such employees; (iv) there are no material written personnel policies, rules or procedures applicable to employees of Sumco, other than those set forth on Schedule 4.17(a) of the Disclosure Schedule, complete and accurate copies of which have heretofore been delivered to the Buyer; (v) Sumco has at all times been in material compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act; (vi) there is no unfair labor practice charge or complaint against Sumco pending (for which notice has been provided) or, to the knowledge of Sumco and the Management Sellers, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) since Sumco's incorporation there have been no arbitration proceedings or material grievance proceedings arising out of any collective bargaining agreement; (viii) to the knowledge of Sumco and the Management Sellers, no charges with respect to or relating to Sumco are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) to the knowledge of Sumco and the Management Sellers, Sumco has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Sumco and no such investigation is in progress; and (x) to the knowledge of Sumco and the Management Sellers, there are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of Sumco, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                         (b)  Since Sumco's incorporation, Sumco
          has not effectuated (i) a "plant closing" (as defined in the Warn Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Sumco; or (ii) a "mass layoff" (as defined in the Warn Act) affecting any site of employment or facility of Sumco; nor has Sumco been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as and to the extent set forth on Schedule 4.17(b) of the Disclosure Schedule, none of Sumco's employees has suffered an "employment loss" (as defined in the Warn
          Act) since February 1, 1994.

                    4.18 Taxes. (a) Sumco has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date, as well as the Income Tax Returns of Sumco for the fiscal year ended June 30, 1994, and all such Tax Returns are complete and correct in all material respects.

                         (b)  Except as and to the extent set forth
          on Schedule 4.18 of the Disclosure Schedule, Sumco has timely paid all Taxes due or claimed to be due from it by any taxing authority.

                         (c)  Except as and to the extent set forth
          on Schedule 4.18 of the Disclosure Schedule, Sumco has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and within the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.

                         (d)  There are no Encumbrances for Taxes
          upon Sumco's assets except for statutory liens for current Taxes not yet due.

                         (e)  Sumco has not requested any extension
          of time within which to file any Tax Return in respect of any fiscal year which has not since been filed. Except as and to the extent set forth on Schedule 4.18 of the Disclosure Schedule, there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that has been given by Sumco.

                         (f)  Except as and to the extent set forth
          on Schedule 4.18 of the Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending (for which notice has been provided to Sumco) with regard to any Taxes or Tax Returns of Sumco.

                         (g)  Sumco is not required to include in
          income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor has any taxing authority proposed in writing to Sumco any such adjustment or change of accounting method).

                         (h)  Sumco is not a party to, is not bound
          by, nor has any obligation under, any Tax sharing agreement or similar contract or arrangement.

                         (i)  Except as and to the extent set forth
          on Schedule 4.18 of the Disclosure Schedule, no power of attorney has been granted by Sumco with respect to any matter relating to Taxes which is currently in force.

                         (j)  Sumco has not filed a consent
          pursuant to Section 341(f) of the Code or agreed to have
          Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Sumco.

                         (k)  Except as and to the extent set forth
          on Schedule 4.18 of the Disclosure Schedule, Sumco is not a party to any agreement, contract, or arrangement that will result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                         (l)  None of the income recognized for
          federal, state, local or foreign Income Tax purposes by Sumco during the period beginning from July 1, 1994 to the date hereof will be derived other than in the ordinary course of business.

                    4.19 Intellectual Property.  (a)  Schedule
          4.19(a) of the Disclosure Schedule contains a complete and correct list of all: (i) patents and patent applications, (ii) registered copyrights, copyright applications and material unregistered copyrights (including any such copyrights in proprietary computer software and databases), and (iii) trademarks, service marks, tradenames, logos and material trade dress, including, in each case, all registrations thereof and applications therefor, owned by Sumco. Schedule 4.19(b) of the Disclosure Schedule sets forth each agreement pertaining to the use of Intellectual Property in Sumco's business and operations listing, in each case, whether Sumco is the licensor or licensee thereunder, the subject matter of the license, and whether the rights granted are exclusive or non-exclusive (the "License Agreements").

                         (b)  Sumco owns or, to the knowledge of
          Sumco and the Management Sellers, has the right to use all Intellectual Property used in or necessary to conduct its business as currently conducted, in each case without the payment of any royalties except under the agreements set forth on Schedule 4.19(b) of the Disclosure Schedule. Sumco is the sole and exclusive owner of the Intellectual Property set forth on Schedule 4.19(a) of the Disclosure Schedule, free and clear of all Encumbrances except as set forth on Schedule 4.19(c) of the Disclosure Schedule. All applications and registrations for the Intellectual Property set forth on Schedule 4.19(a) of the Disclosure Schedule stand in the name of Sumco. The Intellectual Property set forth on Schedule 4.19(a) of the Disclosure Schedule has not lapsed, expired or been abandoned and, to the knowledge of Sumco and the Management Sellers, is valid and enforceable. No application or registration therefor is the subject of any opposition or cancellation proceeding before any registration authority in any jurisdiction for which notice has been provided to Sumco or, to the knowledge of Sumco and the Management Sellers, is any such proceeding threatened.

                         (c)  To the knowledge of Sumco and the
          Management Sellers, the activities and products of Sumco do not infringe upon the Intellectual Property rights of any other Person. There are no claims or suits pending for which notice has been provided or, to the knowledge of Sumco and the Management Sellers, threatened (i) alleging that Sumco's activities or products infringe upon or constitute the unauthorized use of a third party's Intellectual Property rights or (ii) challenging Sumco's ownership of, right to use, or the validity or enforceability of any Intellectual Property owned or used by Sumco. To the knowledge of Sumco and the Management Sellers, there are no infringements by third parties of any Intellectual Property owned by Sumco. Sumco has not entered into any consent, indemnification, forbearance to sue, or settlement agreement with any third party relating to Intellectual Property.

                         (d)  The License Agreements constitute
          binding obligations of Sumco, and Sumco is not in breach of or default under the License Agreements nor has an event or condition occurred (or is alleged by any other party to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of Sumco or would provide a basis for a valid claim, acceleration or termination by any other party under the License Agreements. To the knowledge of Sumco and the Management Sellers, no other party is in breach of or default under the License Agreements nor has any event or condition occurred (or is alleged by any other party to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of such other party under the License Agreements. The consummation of the transactions contemplated by this Agreement and the Other Documents will not result in the loss or impairment of any of Sumco's rights in the Intellectual Property used in or necessary to conduct its business as currently conducted or in the License Agreements.

                    4.20 Environmental Matters. Except as and to the extent set forth on Schedule 4.20(a) of the Disclosure Schedule:

                         (a)  Sumco is and has been in compliance
          with, and there are no outstanding allegations (for which Sumco has been provided notice) by any Person that Sumco is not or has not been in compliance with, all applicable Laws relating to pollution, the preservation of the environment and the discharge or release of Hazardous Materials into the environment or workplace ("Environmental Laws").

                         (b)  All Permits held by Sumco under
          Environmental Laws ("Environmental Permits") are set forth on Schedule 4.20(b) of the Disclosure Schedule. Sumco has not been notified by any Governmental Authority that, and Sumco and the Management Sellers have no knowledge that, any Environmental Permit may be modified, suspended or revoked, or that any Environmental Permit has not been timely reapplied for by Sumco, or to the knowledge of Sumco and the Management Sellers, cannot be renewed, transferred or otherwise obtained by the Buyer in the ordinary course of business.

                         (c)  There are no Orders, claims or
          demands or investigations pending (for which Sumco has been provided notice) or, to the knowledge of Sumco and the Management Sellers, threatened against Sumco relating to any alleged violation of Environmental Laws, or to any potential liability relating to the alleged discharge, release or threatened release of materials into the environment or workplace, and to the knowledge of Sumco and the Management Sellers, there are no acts, conditions or circumstances (including, without limitation, contractual provisions and the existence of corporate predecessors) that could reasonably be expected to give rise to such Orders, claims, demands or investigations in the future.

                         (d)  With respect to the Real Property:
          (i) to the knowledge of Sumco and the Management Sellers, no friable asbestos contained in or forming part of any building, building component, structure of office space;
          (ii) to the knowledge of Sumco and the Management Sellers, no polychlorinated biphenyls or urea formaldehyde foam insulation is present; and (iii) no underground storage tanks are present.

                         (e)  Schedule 4.20(c) of the Disclosure
          Schedule sets forth a complete and correct list of all Contracts pursuant to which Sumco has indemnified or has agreed to indemnify any other Person for any liability under, or violation of, Environmental Laws.

                    4.21 Insurance.  Schedule 4.21(a) of the
          Disclosure Schedule sets forth a complete and correct list as of the Closing of all primary, excess and umbrella policies, bonds and other forms of insurance, and renewals thereof, owned or held by or on behalf of or providing insurance coverage to or for the benefit of Sumco, copies of which have previously been provided to the Buyer. All of such insurance policies are in full force and effect, all premiums currently payable or previously due have been paid, no notice of cancellation or termination has been received with respect to any such policy and no assignment of proceeds or Encumbrance exists with respect to the proceeds of any such policy. Except as and to the extent set forth on Schedule 4.21(b) of the Disclosure Schedule, there are no pending claims against such policies. To the knowledge of Sumco and the Management Sellers, all such policies will remain in full force and effect upon execution and delivery of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby.

                    4.22 Bank Accounts.  Schedule 4.22 of the
          Disclosure Schedule sets forth a complete and correct list of (i) the names and locations of all financial institutions at which Sumco maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, (ii) the number or other identification of all such accounts and arrangements and (iii) the names of all persons authorized to draw thereon or have access thereto.

                    4.23 Customers and Suppliers. Schedule 4.23(a) of the Disclosure Schedule sets forth a complete and correct list of (i) the names of the ten largest customers (by revenues generated) of Sumco and the amount of revenues generated by each such customer in Sumco's fiscal year ended June 30, 1994 and (ii) the names of suppliers to whom Sumco paid more than $50,000 in Sumco's fiscal year ended June 30, 1994 and the approximate total purchases by Sumco from each such supplier during such year. Except as and to the extent set forth on Schedule 4.23(b) of the Disclosure Schedule, there have been no adverse changes in the relationships between Sumco and its customers and suppliers since January 1, 1994. Sumco has not been provided with any notice that any supplier, manufacturer or customer intends to cease doing business with Sumco. To the knowledge of Sumco and the Management Sellers, there are no facts or circumstances (including, without limitation, the transactions contemplated by this Agreement and the Other Documents) that could reasonably be expected to have an adverse affect on Sumco's relationships with its customers, suppliers and manufacturers.

                    4.24 Warranties; Returns and Cancellations.
          (a) Schedule 4.24(a) of the Disclosure Schedule sets forth a complete and correct list of all express warranties with respect to any products or services created, sold, distributed or licensed by Sumco. Except as and to the extent set forth on Schedule 4.24(a) of the Disclosure Schedule, there are no express or implied warranties outstanding with respect to any products or services created, sold, distributed or licensed by Sumco (other than those imposed by applicable Law).

                         (b)  There are no claims to returns or
          trial use arrangements or price allowances or similar disputes for products shipped by Sumco on or prior to the Closing Date which will result in $140,000, in the aggregate, of costs and expenses (on a net basis) to Sumco by reason of alleged overshipments, defective or unsatisfactory products or equipment, the expiration of trial use arrangements or otherwise. There is no product or equipment of Sumco in the hands of customers under an understanding that such product or equipment would be returnable other than pursuant to the standard return policy set forth in Sumco's forms of invoice and quotation form. To the knowledge of Sumco and the Management Sellers, the execution and delivery of this Agreement and the Other Documents, and the consummation of the transactions contemplated hereby or thereby will not result in any cancellations or withdrawals of any accepted and unfilled orders for the sale, license, lease or other transfer of products or equipment.

                    4.25 Affiliate Transactions. Schedule 4.25 of the Disclosure Schedule sets forth a correct and complete list of all arrangements or transactions (other than salary, bonus and benefits generally available to the employees of Sumco) between Sumco and the Sellers or any affiliate or associate of the Sellers, or any business or entity in which the Sellers or any affiliate or associate of any of the Sellers, has any direct or indirect interest (the "Sellers' Affiliates"), that involves an obligation or commitment on the part of or for the benefit of Sumco or such Sellers' Affiliate of more than $1,000 in any calendar year (the "Affiliate Transactions").

                    4.26 Brokers. Neither the Buyer nor Sumco has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by reason of any action taken by or on behalf of the Sellers or Sumco.

                    4.27 Disclosure.  The Sellers have not
          knowingly failed to disclose to the Buyer any facts material to Sumco's business, results of operations, assets, liabilities, financial condition and prospects. No representation or warranty by the Sellers in this Agreement and no statement by the Sellers in any Other Document (including the Schedules of the Disclosure Schedule), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

                    The Buyer represents and warrants to the

          Sellers as follows:

                    5.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as it is now being conducted.

                    5.2  Authorization; Binding Obligation.  The
          Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or the Other Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Other Documents have been validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Sellers, constitutes legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

                    5.3  Consents and Approvals; No Violation.
          Except as and to the extent set forth on Schedule 5.3(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Other Documents by the Buyer, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) conflict with any provision of the Certificate of Incorporation or Bylaws of the Buyer, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by the Buyer, except for filings pursuant to the applicable requirements of the HSR Act, (c) violate any Law of any Governmental Authority applicable to the Buyer, or by which any of its businesses, property or assets may be bound or affected or (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which the Buyer is a party or by which any of its businesses, property or assets may be bound or affected.

                    5.4  Investment Purpose.  The Buyer is
          acquiring the Shares for its own account without a view to any distribution thereof in violation of the securities laws of the United States of America or any state thereof.

                    5.5  Brokers.  The Sellers do not have, nor
          will the Sellers have, any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby, by any action taken by or on behalf of the Buyer.


                                  ARTICLE VI

                             ADDITIONAL COVENANTS

                    6.1  Transfer and Similar Taxes.  (a)
          Notwithstanding any other provision of this Agreement to the contrary, the Sellers shall assume and promptly pay all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party incurred in connection with the sale of the Shares by the Sellers to the Buyer (collectively, the "Transfer Taxes"), and the Sellers shall, at their own expense, procure any stock transfer stamps required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

                    6.2  Tax Returns, Refunds and Credits.  (a)
          The Sellers shall prepare all Tax Returns of Sumco for or in respect of Income Taxes due with respect to the period beginning on July 1, 1994 and ending on the Closing Date (the "Short Period") in a manner consistent with the past practices of Sumco for separate taxable periods (the "Short Period Returns") in each case at the Sellers' sole cost and expense. The Buyer shall cause Sumco to sign and file the Short Period Returns and to pay all Income Taxes shown on the Short Period Returns.

                         (b)  The Buyer shall prepare and file, or
          cause to be prepared and filed, on a timely basis (in each case, at its sole cost and expense) all Tax Returns with respect to Sumco for the Straddle Period (the "Straddle Period Returns") and shall include the results of Sumco's operations after the Closing Date in such returns. The Buyer shall pay, or cause to be paid, all Taxes due with respect to the Straddle Period. The Buyer covenants that it will not take or cause Sumco to take any actions with respect to Taxes of Sumco on the Closing Date except in the ordinary course of business consistent with the past practices of Sumco.

                         (c)  The Sellers and the Buyer shall
          cooperate, and shall cause their respective, officers, employees, agents, auditors and representatives to cooperate, (i) in preparing and filing the Short Period Returns and all Straddle Period Returns (including amended returns and claims for refund) and (ii) with respect to any audit or other administrative or court proceedings with respect to Taxes and Tax Returns of Sumco for periods ending on or before the Closing Date, in each case including maintaining and making available to each other all records necessary in connection with Taxes payable with respect to such Tax Returns and in resolving all disputes and audits and refunds with respect to such Tax Returns and Taxes and any earlier Tax Returns and Taxes of Sumco. No election may be made by the Buyer or Sumco with respect to the Taxes of Sumco without the Sellers' written consent if such election will adversely affect the Sellers (including without limitation an election under Section 338 of the Code.

                         (d)  For a period of seven years from the
          Closing Date, the Buyer shall not, and shall cause Sumco not to, dispose of or destroy any of the business records and files of Sumco relating to the Taxes of Sumco in existence on the Closing Date without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least thirty days prior to the proposed date of such disposition or destruction.

                         (e)   Any refunds of or credits for Income
          Taxes of Sumco with respect to (i) any taxable period ending on or before the Closing Date (including the Short Period) shall be for the account of the Sellers, and if received or utilized by the Buyer or Sumco, shall be paid to the Sellers within five (5) business days after the Buyer or Sumco receives such refund or utilizes such credit, provided, however that refunds or credits attributable to the carryback of losses or other tax items realized after the Closing Date shall be for the account of the Buyer, and (ii) any taxable period beginning after the Closing Date shall be for the account of the Buyer, and if received or utilized by the Sellers, shall be paid by the Sellers to the Buyer within five business days after the Sellers receive such refund or utilize such credit.

                         (f)  Any refunds of or credit for Taxes
          (other than Income Taxes) shall be for the account of the Buyer, and if received or utilized by the Sellers shall be paid to the Buyer within five (5) business days after the Sellers receive such refund or utilize such credit.

                    6.3 Further Assurances; Cooperation. (a) The parties shall from time to time after the Closing, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments, and take such further actions as such other party may reasonably require, to carry out effectively the intent of this Agreement and the Other Documents.

                         (b)  The Sellers shall cooperate with
          Sumco and the Buyer in connection with any claim, action, suit, proceeding, inquiry or investigation with any other Person which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder and thereunder.

                    6.4 Notification of Certain Matters. Each of the parties hereto shall promptly notify the other parties, in the manner provided in Section 8.10 hereof, of (i) any claim, action, suit, proceeding, inquiry or investigation pending or, to such party's knowledge, threatened which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder or thereunder, (ii) any circumstance or development which could adversely impair or affect its ability to perform its obligations under this Agreement and the Other Documents, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the Other Documents or (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Other Documents.

                    6.5 Confidentiality/No-Investment. (a) PNCC and Duffy agree that they will not (and in the case of PNCC, PNCC will cause its officers not to) at any time after the Closing, without the prior written consent of the Buyer, disclose or use any such confidential information except:

                              (i)  as may be necessary in
               connection with their tax filing and reporting obligations,

                              (ii)  to the extent required by
               Law or,

                              (iii)  as may be necessary to
               comply with GAAP and generally accepted
               auditing standards.

                         (b)  PNCC agrees that for a period of two
          years after the Closing Date, PNCC shall not make any investment in any of the entities set forth on Schedule
          6.5 of the Disclosure Schedule. Except as set forth in the preceding sentence, PNCC shall be free to invest in, or make loans to, or otherwise provide financial accommodations to, any Person in the same business or industry as Sumco.

                         (c)  It is understood and agreed that
          money damages would not be a sufficient remedy for any breach of this Section 6.5 by PNCC (or its officers) or Duffy and that the Buyer shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Section 6.5 but shall be in addition to all other remedies available at law or equity to the Buyer.

                    6.6  Publicity.  The Sellers shall not issue
          any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the Buyer, which approval shall not be unreasonably withheld, except (i) as may be required, by applicable Law and (ii) PNCC may disclose the completion of the transactions contemplated by this Agreement in connection with its general marketing and business development activities. The Buyer hereby agrees to issue a press release, in a form reasonably acceptable to all of the parties, promptly after the Closing.

                    6.7  Expenses.  (a)  Except as otherwise
          specifically provided for herein, each party hereto shall be solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of its counsel, accountants, brokers, finders, financial advisors and other representatives.

                         (b)  The Sellers and the Buyer agree that
          in the event any dispute between them, either occurring under, relating to or in connection with any of the provisions of this Agreement or the Other Documents, is submitted to a Governmental Authority or other appropriate entity, then all costs and expenses of the parties (including reasonable legal fees) shall be paid by the party against whom a determination by such Governmental Authority or entity is made or, in the absence of a determination wholly against one party, as such Governmental Authority or entity shall direct.

                         (c)  All costs and expenses of the Title
          Company and all costs and expenses for the Survey delivered pursuant to Section 2.6 hereof shall be paid by the Buyer.

                                 ARTICLE VII

                       SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES; INDEMNIFICATION

                    7.1  Survival of Representations and
          Warranties. All representations and warranties of the Sellers and the Buyer contained herein or made pursuant hereto shall survive the Closing and any investigation at any time made by or on behalf of any party hereto until March 31, 1996, except that the representations and warranties contained in Section 4.18 (Taxes) shall survive until 90 days following the expiration of the applicable statute of limitations. Provided that a claim with respect to a breach of representation or warranty is made within the applicable period in accordance with the provisions of Section 7.6 hereof, it may continue to be asserted beyond such period with respect to the representation or warranty to which such claim relates.

                    7.2  Statements as Representations.  All
          statements contained herein or in any Schedule contained in the Disclosure Schedule or in any Exhibit hereto shall be deemed representations and warranties within the meaning of Sections 7.1, 7.3(a), 7.3(b)(i) and 7.4(i) hereof.

                    7.3  Indemnification by the Sellers.

                         (a)  Subject to the provisions of this
          Article VII, each Seller shall severally indemnify, defend and hold harmless the Buyer, any parent, subsidiary or affiliate of the Buyer, and any director, officer, employee, agent or advisor of any of them, or any of their respective successors or assigns (a "Buyer Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of or resulting from the breach of or any inaccuracy in any of the representations and warranties of such Seller contained in or made pursuant to Article III hereof, or any facts or circumstances constituting such breach or inaccuracy.

                         (b)  Subject to the provisions of this
          Article VII, PNCC and the Management Sellers shall, jointly and severally, indemnify, defend and hold harmless each Buyer Indemnified Party from and against any and all Losses asserted against, resulting to, imposed upon or incurred by such Buyer Indemnified Party, directly or indirectly, by reason of or resulting from:

                              (i)  the breach of or any
               inaccuracy in any of the representations and warranties of the Sellers contained in or made pursuant to any section of this Agreement other than a section in Article III hereof, or any facts or circumstances constituting such breach or inaccuracy;

                              (ii)  the breach or
               nonperformance of any covenant or agreement of the Sellers contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or nonperformance; and

                              (iii)  any failure by Sumco to
               comply with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at or prior to the Closing, including, but not limited to, Losses in respect of the loss of any tax deductions or other favorable tax treatment claimed by Sumco and directly or indirectly attributable to or resulting from such failure; and

                              (iv)  any failure by Sumco to
               have obtained the Permits for the structures set forth on Schedule 4.14(a)(1)(a)-(p) of the Disclosure Schedule; and

                              (v)  Income Taxes of Sumco in
               respect of all taxable periods ending on or before the Closing Date (other than the amounts shown on the Short Period Returns, but including all such Income Taxes assessed after the filing of such returns) including, without limitation, Taxes of Sumco relating to, or attributable to, the Tax Notices.

                    7.4 Indemnification by the Buyer. Subject to the provisions of this Article VII, the Buyer shall indemnify, defend and hold harmless the Sellers, any parent, subsidiary or affiliate of the Sellers, and any director, officer, employee, agent or advisor of any of them or any of their respective heirs, successors or assigns (a "Seller Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from:

                              (i)  the breach of or any
               inaccuracy in any of the representations and warranties of the Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or inaccuracy; and

                              (ii)  the breach or non-
               performance of any agreement of the Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or nonperformance.

                    7.5  Limitations on Indemnification.

                         (a)  The indemnifications in favor of the
          Buyer Indemnified Parties contained in Section 7.3(b)(i) hereof shall not be effective until the aggregate dollar amount of all Losses indemnified against under such Section exceeds $200,000 (the "Sellers' Threshold Amount"), and then only to the extent such aggregate amount exceeds the Sellers' Threshold Amount. The indemnifications in favor of the Buyer Indemnified Parties contained in Section 7.3(a) hereof shall, as to any Seller, not exceed such Seller's Pro Rata Proceeds. In addition, the indemnifications in favor of the Buyer Indemnified Parties contained in Sections 7.3(a), 7.3(b)(i), 7.3(b)(ii), 7.3(b)(iii), 7.3(b)(iv) and
          7.3(b)(v) hereof shall terminate once the dollar amount of all Losses indemnified under such Sections aggregates $25,000,000 ($26,000,000 if the full Earnout Amount is paid to the Sellers by the Escrow Agent) (the "Sellers' Cap Amount"); provided, however, that under no circumstances shall PNCC's indemnification obligations in respect of such Sections exceed its Pro Rata Proceeds.

                         (b)  The indemnifications in favor of the
          Seller Indemnified Parties contained in Section 7.4(i) hereof shall not be effective until the aggregate dollar amount of all Losses indemnified against under such Section exceeds $200,000 (the "Buyer's Threshold Amount"), and then only to the extent such aggregate amount exceeds the Buyer's Threshold Amount. The indemnifications in favor of the Seller Indemnified Persons contained in Sections 7.4(i) and 7.4(ii) hereof shall terminate once the dollar amount of all Losses indemnified against under such Section aggregates $25,000,000 ($26,000,000 if the full Earnout Amount is paid to the Sellers by the Escrow Agent) (the "Buyer's Cap Amount").

                    7.6  Indemnification Procedures.

                         (a)  Notice.  If any legal proceeding
          shall be threatened or instituted or any claim or demand shall be asserted by any Buyer Indemnified Party or Seller Indemnified Party in respect of which indemnification may be sought under the provisions of this Agreement, the party seeking indemnification (the "Claiming Party") shall promptly cause written notice of the assertion of any such claim, demand or proceeding of which it has knowledge to be forwarded to the party from whom it is claiming indemnification (the "Indemnitor"). Such notice shall contain a reference to the provisions hereof or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such claim is being made, and shall specify, in reasonable detail, the amount of such Loss if determinable at such time. The Claiming Party's failure to give the Indemnitor prompt notice shall not preclude the Claiming Party from seeking indemnification from the Indemnitor unless the Claiming Party's failure has materially prejudiced the Indemnitor's ability to defend the claim, demand or proceeding.

                         (b)  Third Party Claims.  If the Claiming
          Party seeks indemnification from the Indemnitor as a result of a claim or demand being made by a third party (a "Third Party Claim"), the Indemnitor shall have the right to promptly assume the control of the defense of such Third Party Claim, including, at its own expense, employment by it of counsel reasonably satisfactory to the Claiming Party. The Claiming Party may, in its sole discretion and at its own expense, employ counsel to represent it in the defense of the Third Party Claim, and in such event counsel for the Indemnitor shall cooperate with counsel for the Claiming Party in such defense, provided that the Indemnitor shall direct and control the defense of such Third Party Claim or proceeding. The Indemnitor shall not consent to the entry of any judgment, except with the written consent of the Claiming Party, and shall not enter into any settlement of such Third Party Claim without the written consent of the Claiming Party which (i) does not include as an unconditional term thereof the release of the Claiming Party from all liability in respect of such Third Party Claim and (ii) results in the imposition on the Claiming Party of any remedy other than money damages; provided, however, that the Claiming Party shall not unreasonably withhold or delay its consent to the entry of any judgment or any settlement of a Third Party Claim. If the Indemnitor elects not to exercise its rights to assume the defense of the Third Party Claim, or if injunctive relief is sought which would have an adverse effect on the Claiming Party (or Sumco if the Buyer is the Claiming Party), the Claiming Party may, but shall have no obligation to, defend against such Third Party Claim or legal proceeding in such manner as it may deem appropriate, and the Claiming Party may compromise or settle such Third Party Claim and proceeding without the Indemnitor's consent so long as the Claiming Party acts in a commercially reasonable manner (without regard to the Claiming Party's indemnification rights hereunder).

                         (c)  Payment.  After any final judgment or
          award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom shall have expired, or a settlement shall have been consummated, or the Claiming Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Claiming Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter (in accordance with Section 8.10 hereof) and the Indemnitor shall pay all of the sums so owing to the Claiming Party by wire transfer, certified or bank cashier's check within 10 days after the date of such notice.

                         (d)  Escrow.  To the extent that the
          Escrow Amount has not been released pursuant to the Escrow Agreement, the Buyer Indemnified Party's right to indemnification and to be held harmless pursuant to 7.3(a), 7.3(b)(i), 7.3(b)(ii), 7.3(b)(iii), 7.3(b)(iv)
          and 7.3(b)(v) hereof must first be asserted against the Escrow Amount.

                    7.7  Remedies.  Except for Losses resulting
          from fraud or violations of the securities laws, the sole and exclusive remedy for any breach of this Agreement shall be pursuant to this Article VII.


                                 ARTICLE VIII

                                MISCELLANEOUS

                    8.1  Consent to Service.  Each Management
          Seller and Duffy designates and appoints the Management Representative as its authorized agent upon whom process may be served in any suit, proceeding or other action against such Seller instituted by the Buyer and relating to this Agreement. Such designation and appointment shall, to the extent permitted by law, be irrevocable, unless and until a successor authorized agent acceptable to the Buyer shall have been appointed by Duffy and the Management Sellers, such successor shall have accepted such appointment and written notice thereof shall have been given to the Buyer. Each Management Seller and Duffy further agrees that service of process upon such authorized agent or successor shall be deemed in every respect service of process upon such Seller in any such suit, proceeding or other action. Each Management Seller and Duffy further agrees to take any and all action, including the execution and filing of all such instruments and documents, as may be necessary to continue such designation and appointment of such authorized agent in full force and effect.

                    8.2  Parties in Interest; No Third Party
          Beneficiaries.

                         (a)  This Agreement shall be binding upon,
          inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of the Buyer and the Sellers hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Buyer may assign its rights and obligations hereunder to any Designated Subsidiary, provided, however, that the Buyer shall remain liable for all of its obligations and those of any Designated Subsidiary hereunder.

                         (b)  This Agreement is not intended, nor
          shall it be construed, to confer upon any Person except the parties hereto and their heirs, successors and permitted assigns any rights or remedies under or by reason of this Agreement.

                    8.3  Exhibits and Disclosure Schedule.  All
          Exhibits annexed hereto and the Disclosure Schedule referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                    8.4  Entire Agreement.  This Agreement,
          including the Exhibits hereto and the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements, arrangements and understandings of the parties with respect to such transactions.

                    8.5  Waiver of Compliance.  No amendment,
          modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by all of the parties or in the case of a waiver, the party against whom enforcement of any waiver, is sought. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                    8.6  Validity.  The invalidity or
          unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

                    8.7  Counterparts.  This Agreement may be
          executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                    8.8 Headings. The table of contents, article and section headings contained in this Agreement or any Exhibit hereto or the Disclosure Schedule are for convenience only and shall not control or affect in any way the meaning or interpretation of the provisions of this Agreement.

                    8.9  Governing Law.  This Agreement shall be
          governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law of such jurisdiction.

                    8.10 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                         (a)  If to the Buyer to:

                              Handy & Harman
                              250 Park Avenue
                              New York, New York  10177
                              Telephone: (212) 661-2400
                              Telecopy:  (212) 309-0682
                              Attention:  Paul E. Dixon, Esq.

                              Copy to:

                              Skadden, Arps, Slate,
                                 Meagher & Flom
                              919 Third Avenue
                              New York, New York 10022
                              Telephone:  (212) 735-3000
                              Telecopy:   (212) 735-2000
                              Attention:  Milton G. Strom, Esq.

                         (b)  If to a Seller:

                              to its address as set forth on
                              Exhibit A hereto.

                              Copies to:



                              Ice Miller Donadio & Ryan
                              One American Square
                              Indianapolis, Indiana 46282
                              Telephone: (317) 236-2100
                              Telecopy:  (317) 236-2219
                              Attention:  John R. Thornburgh, Esq.

                              and

                              Jones, Day, Reavis & Pogue
                              31st Floor, 500 Grant Street
                              Pittsburgh, Pennsylvania 15265
                              Telephone:  (412) 391-3939
                              Telecopy:   (412) 394-7959
                              Attention:  Charles A. Schliebs, Esq.

          or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                                   THE SELLERS:

                                   /s/ R. Robert Brouillard
                                   R. Robert Brouillard

                                   /s/ Guy R. Brouillard
                                   Guy R. Brouillard

                                   /s/ Thomas R. Brouillard
                                   Thomas R. Brouillard

                                   /s/ Mark R. Brouillard
                                   Mark R. Brouillard

                                   /s/ Lawrence H. Schone
                                   Lawrence H. Schone

                                   /s/ G. Winfield Yarnall, Jr.
                                   G. Winfield Yarnall, Jr.

                                   /s/ Pierre J. Plante
                                   Pierre J. Plante

                                   /s/ Gary F. Cooke
                                   Gary F. Cooke

                                   /s/ Gary M. Lents
                                   Gary M. Lents

                                   /s/ Patrick C. Duffy
                                   Patrick C. Duffy




                                   PNC Capital Corp.

                                   By: /s/ Paul A. Giusti
                                   Name:   Paul A. Giusti
                                   Title:  Senior Vice President
                                           and Principal

                                   THE BUYER:

                                   HANDY & HARMAN

                                   By:/s/ Paul E. Dixon
                                   Name:   Paul E. Dixon
                                   Title:  Vice President
                                           and General Counsel